EXHIBIT 2.2

SHARE EXCHANGE & ACQUISITION AGREEMENT

THIS AGREEMENT, made and entered into this 27th day of June, 2004, by and between Advanced Integrated Management Services, Inc., (AIMSI) a Utah corporation, the Company, and AIMSI Technologies, LLC, a Tennessee LLC, (the LLC).

WITNESSETH

WHEREAS, AIMSI, desires to acquire all of the issued and outstanding capital stock of the LLC,

WHEREAS, it is the intention of the parties to this Agreement that the transactions evidenced hereby qualify as a reorganization pursuant to such sections of the Internal Revenue Code of 1954, as amended (the “Code”), as are applicable, including, without limitation, Section 368(a)(1)(b) thereof, and that there not be a taxable gain or loss recognized by AIMSI, LLC or the LLC Shareholders upon consummation of the transactions evidenced hereby, and

WHEREAS, the transactions evidenced hereby are to be submitted for approval at a special meeting of the Board of Directors of AIMSI and LLC and by the LLC Shareholders by unanimous consent, dated on even date herewith;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, terms and conditions set forth herein, and such other and further consideration, the receipt and sufficiency of which is hereby acknowledged, this Agreement is adopted as a reorganization pursuant to the Code and THE PARTIES AGREE AS FOLLOWS:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF AIMSI

AIMSI represents and warrants to LLC and the LLC Shareholders as follows:

1.1

AIMSI Profile.  AIMSI is currently conducting business operations which generated significant revenues and has not conducted business operations other than those described herein.  Other than the costs associated with the transaction proposed herein, AIMSI has liabilities, whether accrued, absolute, contingent, known or otherwise, except as described in its financial statements.  AIMSI has assets as disclosed on its audited financial statements.

1.2

Financial Statements.  AIMSI has delivered a copy of its audited financial statements as of and for the period ended September 30, 2003, together with all notes thereto.  The financial statements were prepared in reasonable detail in accordance with U. S. generally accepted accounting principles applied on a consistent basis, which financial statements contain a Balance Sheet, a Statement of Operations, a Statement of Stockholder’s Equity, and a Statement of Cash Flows as of and for the year ended September 30, 2003.

1.3	Omitted

1.4

Permits and Licenses.  The business of AIMSI has complied and currently complies in all material respects with all applicable laws and regulations.  Further, the business of AIMSI does not currently require, and has not in the past required, application to procure any license, permit, franchise, order or approval.

1.5	Litigation. There is no litigation or proceeding pending or threatened against or relating to AIMSI or its business.

1.6	Contracts, Agreements and Leases. Copies of all contracts, agreements and leases will be submitted to LLC within 30 days from closing and are available to LLC for inspection and review upon request.
1.7

Authorization.  AIMSI has duly taken all corporate action necessary to authorize the execution and delivery of this Agreement, the consummation of the transactions evidenced hereby and the performance of its obligations hereunder.

1.8

Enforceable Obligations.  This Agreement is a legal and binding obligation of AIMSI, enforceable in accordance with the terms hereof, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general equitable principles.

1.9

No Conflicts or Consents.  The execution and delivery by AIMSI of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provision of law, statute, rule or regulation or any judgment applicable to or binding upon AIMSI, nor will it result in the creation of any lien, charge or encumbrance.  No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with execution and delivery by AIMSI of this Agreement or the consummation of the transactions evidenced hereby.  Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time could or would constitute a default under the Articles of Incorporation or bylaws of AIMSI.  In the creation of any lien, charge or encumbrance upon any of AIMSI assets or properties, or upon those of LLC except that the LLC presently is not in compliance with its debt covenants on its obligation with AmSouth Bank in Nashville, Tennessee.

1.10

Organization and Good Standing.  AIMSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all corporate powers required to carry on its business and enter into and carry out the transactions evidenced herein.  AIMSI is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted makes such qualification necessary.  Both the Articles of Incorporation and the By-Laws of the corporation only require a simple majority for any vote of the Board or Shareholders.

1.11

Capitalization.  As of the date hereof, Prior to execution of this Agreement, the authorized capital stock of AIMSI consists of 100,000,000 shares of common stock, $.001 par value, of which 54,318,594 of such shares are issued and outstanding. All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions there from.

1.12

Tax Filings.  All tax reports of AIMSI have been filed as due and no filings are delinquent.  Further, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability.

1.13

Compliance With Law.  AIMSI is in compliance will all laws, regulations and orders applicable to its business, including but not limited to, all applicable laws, rules and regulations of the U.S. Securities and Exchange Commission and all applicable state departments.

1.14

Disclosure.  No representations or warranties by AIMSI in this Agreement and no statement contained in any document (including, without limitation, financial statements), certificate or other writing furnished or to be furnished by AIMSI to LLC or the LLC Shareholder pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contained or will contain any untrue statement of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no facts known to AIMSI which, either individually or in the aggregate, could or would materially and adversely affect or involve any substantial possibility of having a material and adverse effect on the condition (financial or otherwise), result of operations, assets, liabilities or business of AIMSI.

1.15

Execution.  The execution and delivery by AIMSI of this Agreement and the performance of its obligations have not conflicted and will not conflict with any provisions of law, statute, rule or regulation or any judgment applicable to or binding upon AIMSI, nor will it result in the creation of any lien, charge or encumbrance.  No consent, approval, authorization or order of any court or governmental authority or third party has been or is required in connection with transactions evidenced hereby.  Neither the execution nor the consummation of this Agreement in accordance with the terms and conditions set forth herein, has conflicted or will conflict with or constitute a default under or a breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time could or would constitute a default under the Articles of Incorporation, as amended, or bylaws of AIMSI.

ARTICLE II

REPRESENTATION AND WARRANTIES LLC

LLC represent and warrant to AIMSI as follows:

2.1

Organization and Good Standing. The LLC are duly organized, validly existing and in good standing under the laws of the State of Tennessee and have all powers required to carry on its business.  The LLC are qualified to do business and is in good standing as in all jurisdictions wherein the character of its properties or the nature of its business makes such qualifications necessary.

2.2

Authorization. The LLC have duly taken all action necessary to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions evidenced hereby and the performance of their obligations and the obligations of LLC hereunder.  Specifically, LLC will provide AIMSI with consents to the transaction from all of LLC’s existing Members, in compliance with the requirements of §§ 48-231-201, et seq. of the Tennessee Revised Code.

2.3

No Conflicts or Consents. The execution and delivery by the LLC of this Agreement and their performance of those obligations set forth herein have not conflicted and will not conflict with any provision of law, stature, rule or regulation or of any agreement or judgment applicable to or binding upon them or LLC.  No consent, approval, authorization or order of any court or governmental authority or third party is required in connection with the execution and delivery by LLC, or by the LLC Shareholders, of this Agreement or the consummation of the transaction evidenced hereby.  Neither the execution of this Agreement nor its consummation in accordance with its terms has conflicted or will conflict with or constitute a default under or breach or violation or grounds for termination of or an event which with the lapse of time or notice and the lapse of time would or could constitute a default under any note, indenture, mortgage, deed of trust or other agreement or instrument to which LLC or the LLC Shareholders are a party or by which either or all of them are bound.

2.4

Enforceable Obligations. This Agreement is a legal and binding obligation of AIMSI and the LLC, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditor’s rights and general equitable principles.

2.5

Capitalization. The authorized capital stock of LLC consists of (1,000) shares of common stock at $0.00 par value per share, of which (865) are currently issued in outstanding, fully paid for and non-assessable ownership interests in the LLC.  LLC has no outstanding rights, options, warrants, contracts, commitments or demands of any character which would require the issuance (or transfer out of treasury), by LLC of any shares of its capital stock, except for a certain commitment to issue LLC ownership interests totaling 15% of the LLC’s total ownership interests (150 shares of common stock) upon payment by a third party.  This third party funding commitment to the LLC has been partially fulfilled as of the date of execution of this Agreement, with the remaining payments to be made to the LLC subsequent hereto.  AIMSI and LLC have agreed to the issuance of the Membership Units in the LLC in the name of the third party with such shares to be held in escrow pending payment by the third party to the LLC.  Upon such payment(s) to the LLC by the third party, the LLC Membership Units shall be released on a pro ratable basis to AIMSI from escrow and shares of AIMSI common stock shall be issued in the name of the third party on a pro ratable basis pursuant to the share exchange terms set forth herein.  Thus, upon Closing of this Agreement, the LLC shall have 1000 shares of common stock issued and outstanding, of which 135 shares shall be held in escrow pending payment(s) by the third party.  Should the third party funding not be completed, the shares held in escrow will be cancelled and returned to the LLC’s treasury, with no additional issuances being made by the LLC.  All outstanding securities were issued in accordance with applicable federal and state securities laws or exemptions therefrom.

2.6

Financial Statements. LLC has provided AIMSI with unaudited consolidated financial statements for the period ended December 31, 2003 together with all notes thereto, prepared in reasonable detail in accordance with generally accepted accounting principles applied on a consistent basis.

2.7

Other Information and Inspections.  LLC has made available for inspection and copying all books and records of LLC and has fully and completely furnished to AIMSI such information as has been requested.

2.8

Disclosure.  No representations or warranties by LLC in this Agreement and no statement contained in any document, certified or other writing furnished or to be furnished by LLC to AIMSI pursuant to the provisions hereof, or in connection with the transaction contemplated hereby, contained or will contain any untrue statements of material facts or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

CLOSING AND EXCHANGE OF SHARES

3.1	Terms of the Exchange. On the Closing Date, or such date as stated below:
(a)

On or before thirty (30) days after the Closing Date, AIMSI shall cause to be issued to the LLC Shareholder(s), in an acceptable form, share certificates equal to 2,000,000 (two million) shares of Advanced Integrated Management Services, Inc. (AIMSI), of its $.001 par value (the “Exchange Shares”), free and clear of all mortgages, pledges, claims, liens and other rights and encumbrances whatsoever, except as disclosed in 3.1(b), below.

	(b)	The Exchange Shares shall not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of AIMSI, or any other person whatever.

(c)

The LLC Shareholders shall in consideration for their receipt of the Exchange Shares, transfer and deliver to AIMSI certificates representing all of the issued and outstanding LLC Shares owned by them.  AIMSI shall receive good and merchantable title to the LLC Shares, which shall be transferred to AIMSI free and clear of all liens, mortgages, pledges, claims or other rights or encumbrances whatever.

3.2

Restricting of Transfer.  The Exchange Shares, when issued and delivered hereunder, will not be registered under the Securities Act of 1933, as amended, nor will the LLC Shareholders be granted and registration rights under such Act as to such shares.  The LLC Shareholders shall execute and deliver to AIMSI an investment letter satisfactory in form and substance to AIMSI’s counsel which states, among other things, that the Exchange Shares have been acquired for investment and with no present intent to make any resale, assignment, transfer or hypothecation of all or any part thereof and that the certificates representing the Exchange Shares will bear a restrictive legend which states in effect that such shares have not been registered under the Securities Act of 1933, as amended, and consequently may not be resold, assigned, transferred or hypothecated unless registered under such Act or, in the opinion of AIMSI’s counsel, an exemption from the registration requirements of such Act is available for any such transaction.

3.3

Change in Capitalization of AIMSI.  If, between the date of the most recent financial statements of AIMSI delivered to LLC and the LLC Shareholders and the Closing Date, the outstanding shares of the capital stock of AIMSI are found to have been increased, decreased, changed into or exchange for a different number or kind of said shares or securities of AIMSI through reorganization, reclassification, stock dividend stock split, reverse stock split or similar change in the capitalization of AIMSI and such has not been disclosed to the LLC Shareholders hereunder, AIMSI as the election of the LLC Shareholders, shall issue and deliver to the LLC Shareholders such number of AIMSI shares as will reflect an equitable adjustment of AIMSI shares specified in Paragraph 1 of this Article III on account of any such increase, decrease, change or exchange.  In the event of any such change in the capitalization of AIMSI, all references to the shares herein shall refer to the number of AIMSI shares as thus adjusted.

3.4

Closing Date/Effective Date.  The Closing Date of the transactions contemplated hereby shall be June 27, 2004, or such later date as the parties may so choose thereafter (the stock certificate (s) will be issued within thirty (30) days after this agreement is signed).  All representations of the parties shall survive the closing and the representations and warranties shall be made as in effect on the Closing Date.

The Effective date shall be the date in which all of the certificates necessary to effectuate this transaction have been duly issued by the respective party and all other matters relevant to the closing of the transaction contemplated herein have been accomplished.

3.5	Closing Documents.
	A.	To Be Delivered by AIMSI:

(1)	Certificates representing 2,000,000 (two million) shares of “restricted” common stock will be issued to the LLC Shareholders, subject to 3.1 (b);
(2)	Certified copy of minutes of shareholders and directors, authorizing this transaction; and
(3)	Certificate of Good Standing from the state of Utah.

B.	To Be Delivered by LLC:

(1)	Certificates representing all shares of LLC, together with an assignment of said shares, separate from said Certificates;
(2)	Certified copy of minutes of shareholders and directors of LLC, authorizing this transaction;
(3)	Certificate of Good Standing from the state of Tennessee;
(4)	Articles of Organization of LLC;
(5)	Operating Agreement of LLC; and

(1)

Act of conveyance of 100% ownership interest in the LLC, in compliance with §§ 48-231-201, et seq. of the Tennessee Revised Code, regarding dissenters’ rights.

ARTICLE IV

COVENANTS OF AIMSI

LLC and insofar as they have the power to direct LLC by ownership of voting securities or otherwise, the LLC Shareholders (LLC and the LLC Shareholders being collectively referred to below as the “LLC Parties”), covenant and agree that, prior to the Effective date

4.1

Effectuation of this Agreement.  The LLC Parties will use their best efforts to cause this Agreement to become effective, and all transaction herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorization of the LLC Parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

4.2

Transactions.  The LLC Parties will carry on LLC’s business diligently and substantially in the same manner as heretofore conducted and will not enter into any transactions which are not in the ordinary course of LLC’s business, or which would singularly or in the aggregate be materially adverse to LLC ’s business, prospects or financial condition, taken as a whole, or which had not been previously disclosed to AIMSI.

4.3	Conduct of Business.
(a)

The LLC Parties will not (i) permit or do or cause to be done anything which LLC has represented in Article II not to have been done, except as otherwise permitted in this Agreement or consented to by AIMSI in advance and in writing; (ii) make or permit any amendment to LLC’s Articles of Incorporation or bylaws; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other recapitalization or distribution in respect of LLC’s common stock, nor cause or permit the issuance of any additional shares of LLC’s common stock; (iv) permit the increase of compensation of any type to any director or officer or other employee of LLC; (v) to the best ability of the LLC Parties, permit or do any act or omission to act the effect of which would be to breach or violate any contract or commitment to which LLC is a party; (vi) to the best ability of the LLC Parties, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign  taxes payable by LLC; or (vii) organize any subsidiary of LLC, or acquire or permit the acquisition of any equity interest in any other business or entity, with the exception of those proposed transactions presently in negotiations and disclosed herein in Exhibit “C” (LLC Business Plan).

(b)

To the best of their ability, the LLC Parties will: (I) maintain LLC’s books, accounts, and records that are now being maintained, on a consistent basis; (ii) maintain LLC’s properties in good repair; (iii) comply with and not violate any law, rule, regulation, or ordinance whatever applicable to LLC or its business or any license or permit issued by the State of Florida, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

4.4

Issuance of Additional Securities.  LLC shall not issue or permit the issuance of any common stock of LLC or of any warrant, option or other right to subscribe for or acquire common stock or any other securities whatever of LLC, nor shall any stock option or stock purchase plan, incentive stock option plan or similar plan be adopted whereby persons could acquire securities of LLC, or any option or similar right to acquire such securities.

4.5

Access.  The LLC Parties agree that they will allow AIMSI directors, officers, accountants, attorneys and other representatives full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning LLC's respective affairs, operations and properties as AIMSI may reasonably request.  All information provided shall be furnished strictly subject to the confidentiality provisions of this Agreement.  The LLC Parties may refuse to allow copies or abstracts to be made of any formula design plans for machinery or equipment, or any plans or details as to manufacturing or chemical processes, and the like; provided that representatives of AIMSI shall be allowed access to such things for inspections, in order to satisfy themselves that such things exist and are substantially as represented to AIMSI.

4.6

Stand-Still Agreement.  Other than those potential acquisitions which have previously been disclosed to AIMSI, the LLC Parties agree not to solicit from any third party an offer or expression of interest in or with respect to any acquisition, combination or similar transaction involving LLC, or substantially all of its assets or securities (whether outstanding or authorized but unissued) and further agree that they will promptly inform AIMSI of the existence of any such unsolicited offer or expression of interest.

4.7

Release and Indemnification of Officers, Directors and Shareholders of AIMSI.  The LLC and the LLC Parties hereby release and waive all claims against the current officers, directors and shareholders of AIMSI and hereby agree to indemnify such officers, directors and shareholders (including attorney’s fees and costs) from any and all claims, litigation, adversary proceedings or any other matter whatsoever.

ARTICLE V

COVENANTS OF AIMSI

AIMSI covenants and agrees that, prior to the Effective Date:

5.1

Effectuation of this Agreement.  AIMSI will use its best efforts to cause this Agreement to become effective, and all transactions herein contemplated to be consummated, in accordance with their terms, to obtain all required consents and authorization of third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement and to comply with all federal and state securities laws and other laws as may be applicable to the contemplated transactions.

5.2	Conduct.
(a)

AIMSI will not (i) permit or do or cause to be done anything which AIMSI has represented in Article I not to have been done, except as otherwise permitted in this Agreement, or consented to by LLC in advance and in writing; (ii) make or permit any amendment to AIMSI Articles of Incorporation or bylaws; (iii) cause or permit to be declared or paid any dividend, stock split, combination (reverse split) or other recapitalization in respect of AIMSI’s capital stock; (iv) to AIMSI’s best ability, permit or cause the waiver of the provisions of any statute of limitations applicable to the levy or assessment of any federal, state, municipal or foreign taxes payable by AIMSI.

(b)

To the best of its ability AIMSI will: (I) maintain its books, accounts and records as now being maintained, on a consistent basis; (ii) comply with and not violate any law, rule, necessary to preserve the charter issued by the State of Delaware, including timely filing of corporate reports and current payment of all taxes now and hereafter due and owing.

5.3

Access.  AIMSI agrees that it will allow LLC’s directors, officers, accountants, attorneys and other representative full access, during normal business hours throughout the term or applicability of this Agreement, to all information whatever concerning its affairs as the LLC Parties may reasonably request.  All information provided shall be furnished strictly subject to the confidentiality provisions of Agreement.

ARTICLE VI

GENERAL PROVISIONS

6.1

Further Assurances.  At any time, and from time to time after the date of this Agreement, each and every party hereto shall execute such additional instruments and take such other and further action as may be reasonably requested by any other party to carry out the intent and purpose of this Agreement.

6.2

Waiver.  Any failure on the part of any party hereunder to comply with any of their obligations, agreements or conditions may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

6.3

Headings; Counterparts.  The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

6.4

Survival of Representations, Warranties and Covenants.  All of the representations, warranties, covenants and agreements of the parties contained herein shall survive the date and execution of this Agreement.

6.5	Legal Counsel. The parties hereby acknowledge that they have had an opportunity to obtain legal counsel in respect of all matters leading to, and including the transaction evidenced hereby.
6.6

Simultaneous Closing.  AIMSI, the LLC and the Shareholders specifically acknowledge and represent that the closing was, in effect simultaneously completed with AIMSI, the LLC and all Shareholders at the Time of Closing of this Agreement.

6.7

Amendment and Modification; Binding Effect.  The parties hereto may amend, modify and supplement this Agreement only in writing, dated and signed by all parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

6.8

Entire Agreement.  This instrument and the exhibits attached hereto contain the entire agreement of the parties hereto with respect to the exchange of the LLC’s Stock for AIMSI Stock, and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto.

6.9

Notices.  Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and shall be given by hand delivery, certified or registered U.S. mail or a private courier service which provides evidence of receipt as part of its service, as follows:

Advanced Integrated Management Services, Inc.

702 S. Illinois Avenue Suite B-203

Oak Ridge, TN 37830

AIMSI Technologies, LLC

C/o Reginald Hall

702 S. Illinois Avenue Suite B-203

Oak Ridge, TN 37830

Any party may change the address to which notices hereunder are to be sent by giving written notice to all other parties of such change as herein provided.  Any notice given hereunder shall be deemed given on the date of hand delivery, deposit with the U. S. Postal Service or delivery to a courier service, as appropriate.

6.10

Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law or, if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

6.11	Use of Certain Terms. The term “Shareholder” shall also include all predecessors of a Shareholder and businesses acquired by or merged with those of any Shareholder.
6.12	Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Utah applicable to contracts made and to be performed therein.
6.13

Agreement for Alternative Dispute Resolution Options.  The parties understand, stipulate and agree that should any misunderstanding, dispute, discrepancy, disagreement or controversy arise between the parties involving the construction, application, facilitation or consummation of any of the terms, covenants, conditions or arrangements of this Agreement, they shall first undertake, endeavor and participate, in good faith, to resolve such disputes by non-judicial settlement through alternative dispute resolution methods, including mediation, and if not successful then arbitration, by and through mutually agreed selection of a mediation or arbitration entity.  Such alternative dispute resolution methods, either through mediation or arbitration, shall first be attempted in good faith and if unsuccessful then only after a formal mutual determination in writing that such alternative dispute resolution methods have been unsuccessful, may either of the parties then resort to judicial litigation in a court of competent jurisdiction.  Nothing in this provision shall be construed to be a waiver by either party of its respective right to seek immediate relief, including injunctive relief, from a court of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed to be effective June 27, 2004.

“Purchasers”	“LLC”

Advanced Integrated Management Services, Inc.	AIMSI Technologies, LLC

/s/ Roland Edison	/s/ Reginald Hall
Authorized Signature	Authorized Signature

Director	Manager
Position/Title	Position/Title